Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-190406) on Form S-8 of OGE Energy Corp. of our report dated June 17, 2026, relating to the financial statements and supplemental schedule of OGE Energy Corp. Employees' Stock Ownership and Retirement Savings Plan, which appears in the Annual Report on Form 11-K of OGE Energy Corp. Employees' Stock Ownership and Retirement Savings Plan for the year ended December 31, 2025.

/s/ HoganTaylor LLP
Oklahoma City, Oklahoma
June 17, 2026